Contact Information: Investor Relations +1 (941) 556-2601 investor-relations@roperind.com	Roper Industries, Inc.

Roper Industries Updates Expected Fourth-Quarter and Full-Year Results

Lower Demand in Two Units and Currency Headwinds
to Impact Fourth Quarter Earnings

Raises Full Year Operating Cash Flow Guidance to Exceed $415 Million

Sarasota, Florida, December 22, 2008 .... Roper Industries, Inc.  (NYSE: ROP) today reported that it expects diluted earnings per share (DEPS) to be between $0.73 and $0.76 in the fourth quarter ending December 31, 2008, compared to previously reported guidance of $0.83 to $0.86.  Excluding a previously reported $0.02 per share debt extinguishment charge in the third quarter, DEPS for the year ending December 31, 2008 is expected to be between $3.03 and $3.06.  This compares to $2.68 for the year ended December 31, 2007.  The Company expects that full-year operating cash flow will exceed its prior expectations and is raising its guidance to at least $415 million, up from $344 million in 2007.

"During the fourth quarter, we have experienced significantly lower demand in two business units within the Energy Systems and Controls Segment that provide instrumentation for refineries and sensors for process industries," said Brian Jellison, Roper's Chairman, President and CEO.  "Combined with unfavorable effects from foreign exchange, we expect earnings to be below our original expectations for the quarter.  The balance of our businesses and segments continue to perform in line with previous expectations and are expected to generate stronger cash flow performance in the fourth quarter.”

“Looking to 2009, despite the difficult business environment, we remain encouraged by the performance of most of our businesses.  However, we expect challenges to certain of our energy and industrial process business units will continue throughout the first half of 2009.  Headcount reductions and cost actions have already been implemented in these businesses during the quarter and are reflected in our updated guidance.  We remain focused on ensuring that our businesses are positioned to perform well in these challenging times, including disciplined expense management and additional restructuring as appropriate,” Mr. Jellison added.

“We expect to finish the year with a strong balance sheet, investment grade ratings and over $650 million in cash and available liquidity under our credit facilities.  We remain well positioned in our markets and expect 2009 will provide us opportunities for value-enhancing acquisitions,” said Mr. Jellison.

Roper also announced that its financial results for the fourth quarter ending December 31, 2008 will be released after the market closes on Thursday, February 5, 2009.  The Company will host a conference call to discuss year end results on Friday, February 6, 2009.

About Roper Industries

Roper Industries is a market-driven, diversified growth company with trailing twelve month revenues of $2.3 billion, and is a component of the Fortune 1000, S&P Midcap 400 and the Russell 1000 Indexes.  Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications.  Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth and profit expectations.  Forward looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases.  These statements reflect management's current beliefs and are not guarantees of future performance.  They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies.  We also face other general risks, including our ability to realize cost savings from our operating initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products.  Important risks may be discussed in current and subsequent filings with the SEC.  You should not place undue reliance on any forward looking statements.  These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
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